Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and among

FLORIDA BANK GROUP, INC	Docket Nos. 11-012-WA/RB-HC
Tampa, Florida	11-012-WA/RB-SM

FLORIDA BANK
Tampa, Florida and

FEDERAL RESERVE BANK OF ATLANTA Atlanta, Georgia

WHEREAS, in recognition of their common goal to maintain the financial soundness of Florida Bank Group, Inc., Tampa, Florida (“FBC”), a registered bank holding company, and its subsidiary bank, Florida Bank, Tampa, Florida (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, FBC, the Bank, and the Federal Reserve Bank of Atlanta (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on February 24 and 17, 2011, respectively, FBC’s and the Bank’s board(s) of directors, at duly constituted meeting(s), adopted resolution(s) authorizing and directing Susan Martinez to enter into this Agreement on behalf of FBC and the Bank, and consenting to compliance with each and every provision of this Agreement by FBC and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3).

NOW, THEREFORE, FBC, the Bank, and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of FBC shall take appropriate steps to fully utilize FBC’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Bank’s federal or state regulator.

Board Oversight

2. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to, credit risk management, concentrations of credit, lending and credit administration, loan workout, audit and earnings;

(b) written policies and procedures for the Bank’s loan workout function, and funding for personnel and other resources as are needed to effectively operate the function and minimize losses to the Bank; and

(c) steps to ensure that the loan workout function has adequate levels and types of officers and staff and that the officers and staff have the requisite qualifications and skills; and a timetable for hiring any necessary additional officers.

Credit Risk Management

3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) Strategies to minimize credit losses and reduce the level of problem assets;

(b) steps to reduce the number of interest-only loans in the portfolio;

(c) procedures to identify, limit, and manage concentrations of credit, including, but not limited to, establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics, and for commercial real estate, consistency with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and

(d) a schedule for reducing and the means by which the Bank will reduce the level of concentrations, and timeframes for achieving the reduced levels.

Lending and Credit Administration

4. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank acceptable revised written lending and credit administration policies and procedures that shall, at a minimum, address, consider, and include:

(a) Standards for renewing or modifying existing loans, including, but not limited to, analysis, documentation, and approval requirements;

(b) standards and limits for underwriting interest-only loans; and

(c) standards for the timely movement of loans to non-accrual status.

Loan Grading and Loan Review

5. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program to ensure the accurate grading of loans. The program shall provide for policies, procedures, and processes for the timely and ongoing grading of loans. The program shall, at a minimum, address, consider, and include:

(a) Standards and criteria for assessing the credit quality of loans, including a discussion of the factors used to assign appropriate risk grades to loans;

(b) procedures for the early identification of problem loans;

(c) procedures to re-evaluate the grading of loans in the event of material changes in the borrower’s performance or the value of the collateral;

(d) procedures to evaluate the grading of all loans assigned less than a pass grade at least quarterly;

(e) designation of the person(s) responsible for the grading of loans;

(f) controls to ensure staff’s consistent application and adherence to the loan grading system; and

(g) a mechanism for reporting to senior management and the board of directors, at least monthly, that at a minimum: summarizes the Bank’s loan grades; describes trends in asset quality; identifies the loans that are nonperforming, adversely graded, or identified as needing special attention, describes the status of those loans, and describes the actions taken, or to be taken, by management for strengthening of the quality of any such loans.

6. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the effective, ongoing review of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function. The program shall provide for policies and procedures for the timely identification and categorization of problem loans, and processes to detect weaknesses in the Bank’s loan approval, monitoring, and grading process. The program shall, at a minimum, address, consider, and include:

(a) The scope, depth, and frequency of the independent loan review;

(b) clearly defined responsibilities for the loan review function; and

(c) an objective and timely assessment of the overall quality of the loan portfolio and the accuracy of assigned loan grades.

7. The board of directors, or a committee thereof, shall evaluate the loan review report and take appropriate steps to ensure that management takes prompt action to address findings noted in the report.

Asset Improvement

8. The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the Report of Examination conducted by the Reserve Bank that commenced on August 9, 2010 (the “Report of Examination”), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).

9. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $750,000, including other real estate owned (“OREO”), that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.

(b) Within 30 days of the date that any additional loan or other asset in excess of $750,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report.

Allowance for Loan and Lease Losses

10. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank.

(b) Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Capital Plan

11. Within 60 days of this Agreement, FBC shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at FBC on a consolidated basis, and FBC and the Bank shall submit an acceptable joint written plan to maintain sufficient capital at the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) FBC’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) The Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, and projected earnings;

(d) the source and timing of additional funds to fulfill the Bank’s future capital requirements; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that FBC serve as a source of strength to the Bank.

12. FBC and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any calendar quarter in which any of FBC’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, FBC and the Bank shall submit an acceptable written plan that details the steps FBC and the Bank, as appropriate, will take to increase FBC’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Earnings Plan and Budget

13. (a) Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank a written revised business plan for 2011 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i) a comprehensive budget for 2011, including income statement and balance sheet projections;

(ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components; and

(iii) an analysis of the Bank’s expenses that includes a branch profitability study.

(b) During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Internal Audit

14. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable enhanced written internal audit program that shall, at a minimum, address, consider and include:

(a) A documented risk assessment of the Bank’s business activities, operations and functions;

(b) an internal audit plan that is based on the results of the risk assessment;

(c) an internal audit program that describes the objectives of the audit work and lists the procedures that will be performed during each internal audit review;

(d) establishment of an appropriate audit schedule, the frequency of which is based on the Bank’s risk assessment of the area to be reviewed, and controls to ensure compliance with the audit schedule; and

(e) a direct reporting line between the internal auditor and the audit committee regarding findings of each audit and the progress of all necessary follow-up activities;

(f) implementation of a system that tracks audit and examination findings to ensure that appropriate remedial measures are taken in a timely fashion; and

(g) the requirements outlined in the Amended Interagency Guidance on the Internal Audit Function and its Outsourcing, issued March 17, 2003 (SR 03-05).

Dividends

15. (a) FBC and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

(b) FBC shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information, as appropriate, on the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment. The Bank must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

16. (a) FBC shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) FBC shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

17. In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, FBC and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

18. FBC and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

19. (a) Within 10 days of this Agreement, the boards of directors of FBC and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate FBC’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors of the Bank.

(b) Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Programs, Policies and Procedures

20. (a) The Bank shall submit written plans and programs that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 4, 5, 6, 9(a), 9(b), 10(c), 11, 12 and 14 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank, the Bank shall adopt the approved plans, programs, policies and procedures. Upon adoption, the Bank shall promptly implement the approved plans, programs, policies and procedures, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans, programs, policies and procedures shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

21.	All communications regarding this Agreement shall be sent to:

(a)	Mr. Robert Hawkins
Assistant Vice President
Federal Reserve Bank of Atlanta
2301 DeFore Hills Road
Atlanta, Georgia 30318

(b)	Ms. Susan Martinez
President & CEO
Florida Bank Group, Inc.
Florida Bank
201 North Franklin Street
Suite 100
Tampa, Florida 33602

Miscellaneous

22. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to FBC and the Bank to comply with any provision of this Agreement.

23. The provisions of this Agreement shall be binding upon FBC and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

24. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

25. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting the Bank, or any of its current or former institution-affiliated parties and their successors and assigns.

26. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 1st day of March, 2011.

FLORIDA BANK GROUP, INC.		FEDERAL RESERVE BANK OF ATLANTA

By:	/s/ Susan Martinez	By:	/s/ Robert Hawkins
	Susan Martinez		Robert Hawkins
	President & CEO		Assistant Vice President

FLORIDA BANK

By:	/s/ Susan Martinez
Susan Martinez
President & CEO